Exhibit 10.1

PENNANTPARK SENIOR SECURED LOAN FUND II LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Table of Contents

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DOCPROPERTY DOCXDOCID DMS=IManage Format=<<LIB>>.<<NUM>>.<<VER>> \* MERGEFORMAT BUSINESS.33206855.18

Table of Contents

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Page

Schedule A Capitalization

Schedule B Prior Board Approval

Schedule C Legal Counsel

Annex A Subscription Agreement

Annex B Administrative Services

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PENNANTPARK SENIOR SECURED LOAN FUND II LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement, dated as of August 8, 2025 (as amended from time to time, this “Agreement”), of PennantPark Senior Secured Loan Fund II LLC, a Delaware limited liability company (the “Company”), is entered into by and among PennantPark Floating Rate Capital Ltd., a Maryland corporation and HL SCOPE RIC LLC, a Delaware limited liability company (“HL Scope RIC”) (each, a “Member,” and collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Act by filing a certificate of formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on August 7, 2025 (the “Formation Date”);

WHEREAS, on the Formation Date, PennantPark Float Rate Capital Ltd., in its capacity as sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company (the “Original LLC Agreement”);

WHEREAS, pursuant to Section 14 of the Original LLC Agreement, one or more additional members of the Company may be admitted to the Company with the written consent of PennantPark Floating Rate Capital Ltd., as the initial member of the Company, and upon the admission of one or more additional members of the Company, the Original LLC Agreement may be amended to reflect such new member or members as a Member or Members of the Company;

WHEREAS, on the date of this Agreement (the “Effective Date”), the Company wishes to admit HL Scope RIC as an additional Member of the Company; and

WHEREAS, PennantPark Floating Rate Capital Ltd., in its capacity as the sole member of the Company, desires to amend and restate the Original LLC Agreement in its entirety and agrees that this Agreement shall govern the rights of the Members and other matters as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Additional Capital Contribution” means, as to each Member, the amount of cash or the Value of non-cash assets actually contributed to the equity capital of the Company by such Member after the date of this Agreement, not to exceed such Member’s unused Capital Commitment.

“Administration Agreement” means the Administration Agreement between the Company and the Administrative Agent, as amended from time to time in accordance with the terms hereof.

“Administrative Agent” means PennantPark Investment Administration, LLC or any other entity retained by the Company with Prior Board Approval to perform administrative services for the Company.

“Advisers Act” has the meaning set forth in Section 7.11(b).

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided, however, that, except as required by applicable law, no Member shall be deemed an Affiliate of any other Member and no Member shall be deemed an Affiliate of the Company (or vice versa), in each case solely on account of ownership of interests in the Company or being party to this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Entity” means the Company and any other vehicle treated as a partnership for U.S. federal income tax purposes that is organized and controlled by the Company or its applicable Affiliates in accordance with this Agreement or any organizational documents governing an Applicable Entity and in which each of PFLT and Hamilton Lane holds a direct or indirect interest through one or more Applicable Entities.

“Board” means the Company’s Board of Members.

“Business Days” means a day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means, as to a Member, the capital account maintained on the books of the Company for such Member in accordance with the terms hereof.

“Capital Commitment” means, as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution. The Capital Commitment of any Member may be increased by such Member with Prior Board Approval.

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member (as determined by the Board), each in accordance with the terms hereof.

“Certificate of Formation” has the meaning set forth in the recitals.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default Date” has the meaning set forth in Section 3.2(a).

“Defaulted Amount” has the meaning set forth in Section 3.2(b).

“Defaulting Member” has the meaning set forth in Section 3.2(a).

“Effective Date” has meaning set forth in the recitals.

“Electing Member” has the meaning set forth in Section 9.3(e).

“Election Notice” has the meaning set forth in Section 9.3(e).

“Entire Interest” means all of a Member’s membership interests in the Company, including all transferable management and other rights.

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including expenses under the Administration Agreement, including Organization Costs.

“Formation Date” has the meaning set forth in the recitals.

“Funding Member” has the meaning set forth in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“GAAP Profit or GAAP Loss” means, as to any transaction or fiscal period, the net income or loss of the Company determined in accordance with GAAP.

“Hamilton Lane” means, collectively, HL Scope RIC, and any transferee in any Transfer by any of the foregoing, or any Person substituted for any of the foregoing as a Member pursuant to the terms of this Agreement.

“HL Scope RIC” has the meaning set forth in the recitals.

“Incapacity” shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding, entry of an order of incompetence or insanity or the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such Person.

“Investment” means an investment of any type held, directly or indirectly, by the Company, other than interests in Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Leverage Ratio” means, on any date of incurrence of any indebtedness for borrowed money by the Company or any of its Subsidiaries, the quotient obtained by dividing (a) the aggregate amount of indebtedness for borrowed money of the Company and its Subsidiaries (excluding the Secured Notes) by (b) the sum of the par values of the Company and its Subsidiaries’ existing Investments less the aggregate amount of indebtedness for borrowed money of the Company and its Subsidiaries (excluding Secured Notes).

“Loss” has the meaning set forth in Section 7.12(a).

“Manager” means each individual elected, designated or appointed by a Member to serve as a member of the Board; provided, that (a) such individual is acting as a representative of such Member (such Member acting in its capacity as a Member with respect to the management of the Company) and (b) such individual is an employee, officer, partner, member or owner of such Member, its investment adviser or any of their respective Affiliates.

“Member” and “Members” have the meaning set forth in the preamble and also include any Person that becomes a Member of the Company after the Effective Date under the terms of this Agreement.

“Member List” has the meaning set forth in Section 2.7.

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company or for or on behalf of the Company by a Member, the Administrative Agent or any of their respective Affiliates in connection with the formation, organization and capitalization of the Company and the preparation by the Company to commence its business operations. Notwithstanding the foregoing, the costs borne by each of PFLT and Hamilton Lane in connection with the negotiation of this Agreement, the Administration Agreement, the Subscription Agreements, the Secured Notes and the other arrangements contemplated thereby shall not be borne by the Company and instead shall be borne by the Member which incurred such costs.

“Non-Defaulting Member” has the meaning set forth in Section 3.2(a).

“Original LLC Agreement” has the meaning set forth in the recitals.

“Other Indemnitors” has the meaning set forth in Section 7.12(g).

“Partnership Representative” has the meaning set forth in Section 7.13(a).

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“PFLT” means PennantPark Floating Rate Capital Ltd., and any transferee in any Transfer by the foregoing, or any Person substituted for foregoing as a Member pursuant to the terms of this Agreement.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any securities or the debtor under any loan or other debt obligations that is the subject of such Investment.

“Prior Board Approval” means, as to any matter requiring Prior Board Approval hereunder, the prior approval of a quorum of the Managers.

“Proceeding” has the meaning set forth in Section 7.12(a).

“Profit or Loss” means, as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement; provided that in the event that the Value of any Company asset is adjusted under Section 10.5, the amount of such adjustment shall in all events be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Profit or Loss, and the gain or loss from any disposition of such asset shall be calculated by reference to such adjusted Value; and provided further, that GAAP Profit or GAAP Loss may be adjusted by the Board to amortize Organization Costs as determined to be appropriate by the Board as determined by Prior Board Approval.

“Proportionate Share” means, as to any Member, the percentage that its aggregate Capital Contributions represent of the aggregate Capital Contributions of all Members.

“Purchase Price” has the meaning set forth in Section 9.3(e).

“SEC” has the meaning set forth on the cover page.

“Secured Notes” means the following first lien secured notes (each, a “Secured Note”): (a) that certain secured note, dated as of the Effective Date with the Company as issuer and PennantPark Floating Rate Capital Ltd. as holder, and (b) that certain secured note, dated as of the Effective Date, with the Company as issuer and HL SCOPE RIC as holder.

“Securities Act” has the meaning set forth on the cover page.

“Subscription Agreement” means any subscription agreement entered into by any Member in respect of its Capital Commitment.

“Subsidiary” as to the Company, means any Affiliate Controlled by the Company directly, or indirectly through one or more intermediaries. For the avoidance of doubt, Portfolio Companies shall not be included within the definition of Subsidiary.

“Tax Liability” has the meaning set forth in Section 7.13(b).

“Term” has the meaning set forth in Section 9.1.

“Third-Party Purchaser” has the meaning set forth in Section 9.3(e).

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer.

“Treasury Regulations” means all final and temporary U.S. federal income tax regulations, as amended from time to time, issued under the Code by the U.S. Department of the Treasury.

“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 10.5.

“Withholding Payment” has the meaning set forth in Section 6.2.

Article 2
GENERAL PROVISIONS

Section 2.1 Formation of the Limited Liability Company.

(a) The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware on the Formation Date. The Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties, obligations and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person admitted as a Member as of the Effective Date shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

(b) PFLT hereby represents and warrants to Hamilton Lane that the Company has not engaged in any activities or business, and has not incurred any liabilities or obligations, in each case, prior to the date of this Agreement other than its organization.

(c) PFLT hereby represents and warrants to Hamilton Lane that the neither Company, the Administrative Agent or any Affiliate of the Administrative Agent who, in the case of any such Affiliate or any member, officer, director or employee thereof (a “Covered Party”), who has, or will have, access to funds under management by the Company have ever been charged or convicted of a misdemeanor involving the misapplication or misuse of money of another, or charged or convicted of any felony, and (i) there is no such action, proceeding or investigation pending or, to the knowledge of PFLT, threatened in writing against a Covered Party and (ii) during the five (5) years prior to the Effective Date, none of the Covered Parties, have been the subject of any action, proceeding or, to the knowledge of PFLT, investigation that relates to a claim or allegation of fraud, the misapplication or misuse of money of another, or violation of any U.S. federal or state securities law, or material rule or regulation. Except as otherwise disclosed to Hamilton Lane in writing, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether U.S. federal, state, local or foreign) pending or, to the knowledge of PFLT, threatened in writing against (x) the Company, its properties, assets or business and (y) any Subsidiary or Portfolio Company of the Company or any such Subsidiary’s or Portfolio Company’s properties, assets or business, in each case, to the extent that any matter described in the foregoing clauses would be reasonably expected to have a material adverse effect on the Company. PFLT shall, as soon as reasonably practicable (and in no event more than five (5) Business Days after having knowledge), provide Hamilton Lane with written notice of the commencement of any legal action, suit or arbitration involving the Company, any of its Subsidiaries, any of its Portfolio Companies, or any officer or investment professional of the Company that would reasonably be expected to have a material adverse effect on the Company, PFLT or the Administrative Agent.

Section 2.2 Company Name. The name of the Company shall be “PennantPark Senior Secured Loan Fund II LLC” or such other name as approved by Prior Board Approval.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Board may designate. The name of its registered agent for service at such address is The Corporation Trust Company or such other Person as the Administrative Agent may designate.

(b) The initial principal business office of the Company shall be at 1691 Michigan Ave., Miami Beach, Florida 33139.

Section 2.4 Purpose and Powers of the Company.

(a) The purpose and business of the Company shall be (i) to make Investments, either directly or indirectly, as may be approved from time to time in accordance with the terms hereof and as may be sourced from any Member and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.

(b) Subject to any limitations in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c) The Company may enter into and perform its obligations pursuant to Subscription Agreements between the Company and each Member in substantially the form attached hereto as Annex A, without any further act, vote or approval of any Member or the Board notwithstanding any other provision of this Agreement (other than Section 3.1(a) hereof), the Act or any other applicable law, rule or regulation; provided that (i) the Capital Commitment of PFLT under any such Subscription Agreement shall equal seventy-five percent (75%) of the total Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of PFLT shall equal seventy five percent (75%); and (ii) the Capital Commitment of Hamilton Lane under any such Subscription Agreements shall collectively equal twenty five percent (25%) of the total Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of Hamilton Lane shall equal twenty five percent (25%) in the aggregate.

Section 2.5 Fiscal Year. The fiscal year of the Company shall be the period ending on September 30 of each year.

Section 2.6 Liability of Members. Subject to the provisions of the Act and other applicable law, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 2.7 Member List. The Administrative Agent shall maintain a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary in its discretion to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List as a result of changes to the information set forth therein made in accordance with the terms of this Agreement or to evidence the making of Capital Commitments or Capital Contributions shall not constitute an amendment of this Agreement.

Article 3
COMPANY CAPITAL AND INTERESTS

Section 3.1 Capital Commitments.

(a) Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars, or, with Prior Board Approval, other property. Following the approval of any Investment by Prior Board Approval of a Capital Contribution, the Administrative Agent shall issue a notice to each Member setting forth the terms of the associated Capital Contribution, including the payment date (provided that notice shall be provided no less than three (3) Business Days prior to the payment date). Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments. In connection with the initial Capital Contribution by the Members, PFLT and the Company shall enter into a contribution and sale agreement in the form approved by the Members (with Prior Board Approval) (the “Contribution and Sale Agreement”), pursuant to which PFLT will contribute to the capital of the Company certain investments in exchange for interests in the Company in an amount to be approved by the Company (by Prior Board Approval). As of the Effective Date, the Capital Commitments and Proportionate Share of the Members shall be as set forth on Schedule A hereto.

(b) Capital Contributions which are not used within forty-five (45) Business Days shall be returned to the Members in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article 3.

(c) In addition, in connection with the making of any Additional Capital Contribution, the applicable Member and the Company shall upsize such Member’s Secured Note so that the amount of such

Member’s contributed capital is funded 30% through the issuance of membership interests and 70% through the Secured Note.

Section 3.2 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment when due (the “Default Date”), any Member other than a Defaulting Member (a “Non-Defaulting Member”) (or the Administrative Agent acting on behalf of the Company upon direction by the Non-Defaulting Member) may, in its sole discretion, may elect to use its senior credit facility or other loan facility to fund a Defaulting Member’s unfunded Additional Capital Contribution. Any other Member shall also be permitted (but not obligated) to fund such Defaulting Member’s unfunded Additional Capital Contribution (the “Funding Member”) and receive interest thereon payable by the Defaulting Member pursuant to Section 3.2(b)(i).

(b) In the event that the Defaulting Member’s failure to fund its Additional Capital Contribution remains unremedied for a period of five (5) Business Days after the required payment date pursuant to Section 3.1(a), such Defaulting Member shall be charged interest of ten percent (10%) per annum (or, if lower, the highest rate permissible by applicable law) on the amount of all Additional Capital Contributions on which it has defaulted (the “Defaulted Amount”), with such interest due to the Company or, in the event the Non-Defaulting Member funds such Defaulting Member’s unfunded Additional Capital Contribution pursuant to Section 3.2(a) to the Non-Defaulting Member in accordance with 3.2(a) otherwise. Such interest shall accrue from the Default Date until the date of payment or satisfaction in full of the Defaulted Amount by the Defaulting Member. All distributions made with respect to membership interests held by a Defaulting Member shall (i) first be applied to any interest owed to any Funding Member pursuant to this Section 3.2(b), (ii) then applied to any Defaulted Amount paid by any Funding Member, (iii) then to any interest owed to the Company pursuant to this Section 3.2(b), (iv) then to repay any indebtedness used to fund such Defaulting Member’s unfunded Additional Capital Contributions and (v) finally any remainder shall be paid over to the Defaulting Member.

(c) Following any Default Date and until such Defaulting Member cures such default, the Company shall not make new Investments; provided, that the Company may make Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such Default Date.

Section 3.3 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.4 Admission of Additional Members.

(a) The Company may, with Prior Board Approval except as otherwise provided herein, (i) admit additional Members upon terms approved by Prior Board Approval, (ii) permit existing Members to subscribe for additional membership interests and/or Secured Notes in the Company and/or increase their respective Capital Commitments and (iii) admit a substitute Member in accordance with Section 8.1.

(b) Each additional Member shall execute and deliver a written instrument satisfactory to the existing Members whereby such Member becomes a party to this Agreement, as well as a subscription agreement and any other documents reasonably required by the Board. Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth herein. Upon the admission of any Member, the issuance of additional membership interests or the increase in the Capital

Commitment of any Member as herein provided, the Administrative Agent shall update the Member List, to reflect such admission or increase.

(c) Notwithstanding any provision of this Agreement to the contrary,

(i) A Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred, subject to Section 2.6, which shall continue to apply to such Member; and

(ii) Subject to Section 3.2(b), a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default.

Article 4
ALLOCATIONS

Section 4.1 Capital Accounts.

(a) A Capital Account shall be maintained for each Member consisting of such Member’s Capital Contributions, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities the property is subject to, or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrative Agent determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Administrative Agent is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. For U.S. federal income tax purposes, Capital Accounts shall be maintained in a manner consistent with the Code and applicable Treasury Regulations.

(b) Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by the Board to be appropriate. Organization Costs shall be amortized over such period deemed appropriate by the Board.

Section 4.2 Allocations. Profit or Loss shall be allocated among the Members pro rata in accordance with the Members’ respective Proportionate Share.

Section 4.3 Changes of Membership Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any transferor and transferee of membership interests, or between any Members whose relative membership interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by the Board. Distributions with respect to membership interests shall be payable to the owner of such membership interests on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a transferee of membership interests in the Company or to a Member whose membership interests have otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to such Transferred membership interests or increase of membership interests shall be deemed allocated and made to the transferee or other holder for the purposes of their entitlement to a ratable share of distributions.

Article 5
TAX MATTERS

Section 5.1 General.

(a) The Company shall be properly classified as a partnership for U.S. federal income tax purposes, and neither the Company nor any Member shall elect to treat the Company as a corporation for U.S. federal income tax purposes. Each Subsidiary shall be properly classified as a disregarded entity or, with Prior Board Approval, a partnership, for U.S. federal income tax purposes, and the Company shall not elect to treat any such Subsidiary as a corporation for U.S. federal income tax purposes without Prior Board Approval.

(b) Each Member and the Company agrees to treat the membership interests in the Company, together with the Secured Notes, as a single interest constituting equity in the Company for U.S. federal income tax purposes.

Section 5.2 Allocation.

(a) Each item of income, gain, loss, deduction or credit determined in accordance with the Code and the applicable Treasury Regulations shall be allocated in the same manner as such item is allocated pursuant to Section 4.2 or Section 4.3, as appropriate.

(b) The allocation methodology set forth in this Article 5 is intended to comply with certain requirements of the Treasury Regulations. In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ Capital Accounts maintained for U.S. federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704 of the Code and applicable Treasury Regulations; provided, however, that the Company shall utilize the “traditional method” provided in Treasury Regulation Section 1.704-3(b) with respect to the property contributed or deemed contributed to the Company by any Member on or about the Effective Date. A decision to use a method to allocate such variation pursuant to Treasury Regulation Section 1.704-3, other than as described above, shall be considered a tax election requiring Prior Board Approval.

(c) Notwithstanding anything to the contrary herein, if the Code or Treasury Regulations require an adjustment to be made to a Capital Account of a Member, or some other event or events occurs or occur necessitating or justifying, in the Members’ judgment, an adjustment deemed equitable to the Members, the Board shall make such adjustment in the determination and allocation among the Members of Capital Accounts, or items of income, deduction, gain, or loss for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof in the sole discretion of the Board shall be final and conclusive as to all of the Members.

Article 6
DISTRIBUTIONS

Section 6.1 General.

(a) The Company shall distribute substantially all of its net investment income (as determined in accordance with GAAP) each quarter, except as otherwise may be determined by the Board or required pursuant to one or more credit facilities of the Company. A reserve amount may also be established by Prior Board Approval that shall be retained by the Company notwithstanding the foregoing requirement to distribute substantially all of its net investment income; provided that the amount of any such distribution may be reduced or adjusted as provided by Section 3.2(b), Section 6.2 and Section 6.3. The Company expects to distribute substantially all of its interest and fee income and capital gains (net of expenses and any amounts required to be held as collateral or prepaid under applicable loan agreements in respect of Investments, if any).

(b) Any distribution under this Section 6.1 shall be shared among the Members as follows:

(i) First, to pay any interest accrued on the Secured Notes in proportion to the outstanding amount on each such Secured Note; and

(ii) Second, to the Members pro rata in proportion to their respective Proportionate Shares; provided, however, that if any Member is in default in its obligation to make Capital Contributions or to reimburse the Company for any amounts as and when such Capital Contributions are required to be made or amounts are required to be reimbursed, as applicable, distributions pursuant to this Section 6.1(b)(ii) shall be withheld and applied against such Capital Contributions or reimbursement obligations, in the manner set forth herein, and treated for all purposes hereof as having been distributed to such Member and contributed to the Company as a Capital Contribution or paid to the Company as a reimbursement, as applicable.

(c) Notwithstanding the foregoing, the Company may, in the discretion of the Board, reinvest repaid principal received by the Company in respect of the Investments in lieu of distributing such amounts.

Section 6.2 Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other foreign, U.S. federal, state or local tax, including any interest, penalties or additions with respect thereto (a “Withholding Payment”), imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered a distribution to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within seven (7) Business Days after receiving written request for payment from the Company. If the proceeds to the Company from an Investment are reduced on account of taxes withheld by any other Person (such as an entity in which the Company owns an interest, directly or indirectly), and such taxes are imposed on or otherwise are attributable to one or more Members, the amount of the reduction shall be treated as if it were paid by the Company as a Withholding Payment with respect to the relevant Member. Each Member hereby agrees to indemnify the Company for, and hold the Company harmless from, any Withholding Payment that is attributable to such Member (as reasonably determined by the Board), including any interest, penalties and additions to tax with respect thereto. The obligations set forth in this Section 6.2 shall survive a Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company and the termination of this Agreement. The Company shall use commercially reasonable efforts to obtain on behalf of each Member any available exemption from, reduction in, or refund of withholding or other taxes imposed on such Member (or any beneficial owner of such Member) in connection with income or distributions from the Company or otherwise provide a Member, at such Member’s expense, with reasonable assistance and such reasonably available information as may be required by such Member (or any beneficial owner of such Member) to itself obtain any such available exemption, reduction or refund.

Section 6.3 Certain Limitations. Notwithstanding the foregoing provisions:

(a) In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b) Any distributions shall require Prior Board Approval and shall be made in cash or, in the sole discretion of the Members (with Prior Board Approval), in-kind in such Company assets as may be selected by the Members (with Prior Board Approval) in its sole discretion; provided that the Members (with Prior Board Approval) may elect to have any payments made in respect of the principal of any indebtedness of the Company to be made in-kind by redeeming the applicable Member’s membership interests in the Company (or any portion thereof) at its net asset value as determined in accordance with Company’s valuation guidelines pursuant to Section 10.5 of this Agreement; it being agreed that in no event shall any such redemption be permitted if it would cause either Member’s Proportionate Share or total economic ownership of the Company to exceed eighty-seven-and-one-half-of-one percent (87.5%). The value of any asset distributed in-kind shall equal the fair market value of such asset on the date of distribution as determined by Prior Board Approval, and, provided, further, that, for the avoidance of doubt, the Company shall not be required to distribute the same Company assets to each Member in any-kind distribution. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 10.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 10.5.

Article 7
MANAGEMENT OF COMPANY

Section 7.1 Management Generally.

(a) The management of the Company and its business and affairs shall be vested in the Members who shall, for administrative convenience, act through the Board as described in Section 7.2.

(b) Concurrently with the execution of this Agreement, the Company entered into the Administration Agreement with the Administrative Agent, pursuant to which the Administrative Agent agreed to provide certain services to the Company, including those services set forth on Annex B. Any amendments to the Administration Agreement shall require Prior Board Approval.

Section 7.2 Board.

(a) For administrative convenience, the Members desire to act through their representatives serving on the Board. The Members may determine at any time by mutual agreement the number of Managers to constitute the Board and the authorized number of Managers may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Managers; provided that at all times each of PFLT and Hamilton Lane has an equal number of Managers on the Board. The initial number of Managers shall be two (2), and each of PFLT and Hamilton Lane shall each have right to appoint one (1) additional Manager. Each Manager appointed by PFLT or Hamilton Lane, as applicable, shall hold office until a successor is elected and qualified by PFLT or Hamilton Lane, as applicable, or until such Manager’s earlier death, resignation, expulsion or removal. Each of PFLT and Hamilton Lane agree to make available employees of their Affiliates to serve as Managers, each of whom is experienced and competent to serve in such capacity, and to make all necessary decisions, and handle all issues and other matters that come before the Board regarding the Company and its affairs. The initial Manager designated by PFLT is Arthur Penn and the initial Managers designated by Hamilton Lane is Trevor Messerly.

(b) Matters to be decided by the Board on behalf of the Company or any Subsidiary requiring Prior Board Approval are set forth in further detail in Schedule B hereto, which is incorporated by reference herein.

(c) Subject to matters requiring Prior Board Approval, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

Section 7.3 Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware in person, telephonically or by other electronic means. Meetings of the Board may be called by any Manager on not less than twenty-four (24) hours’ notice to each Manager by telephone, facsimile, mail, email or any other similar means of communication, with such notice stating the place, date, time and other necessary details of the meeting (and the means by which each Manager may participate by telephone or video conference) and the purpose or purposes for which such meeting is called. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.4 Board Quorum; Acts of the Board.

(a) At all meetings of the Board, (i) the presence of two (2) Managers shall constitute a quorum for the transaction of business, provided that at least one (1) Manager is present that was elected, designated or appointed by each of PFLT and Hamilton Lane. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Every act or decision done or made by the Board shall require the unanimous approval of all Managers present at a meeting duly held at which a quorum is present. The Company shall not have the authority without the Board to approve or undertake any item set forth in Section 1 of Schedule B hereto (as such schedule may be amended from time to time by the Board). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice and without a vote if: (i) at least two (2) Managers entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board, provided that one (1) Manager elected, designated or appointed by each of PFLT and Hamilton Lane, provides such consent; or (ii) all Managers entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board.

Section 7.5 Investment Restrictions. Except with Prior Board Approval, the Company and its Subsidiaries shall not incur indebtedness for borrowed money (including entering into guarantees relating to the incurrence of borrowed money by any Person) to the extent such incurrence would cause the Leverage Ratio to exceed one hundred and fifty percent (150%).

Section 7.6 Electronic Communications. Managers may participate in meetings of the Board by means of telephone or video conference, and such participation in a meeting shall constitute presence in person at the meeting to the extent permissible by applicable law.

Section 7.7 Compensation; Expenses. The Managers will not receive any compensation from the Company or its Subsidiaries for their service as Managers. However, the Managers shall be reimbursed for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board.

Section 7.8 Removal and Resignation; Vacancies. Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time solely by the Member(s) that elected, designated or appointed such individual. Any Manager may resign at any time by giving written notice to the Member(s) who elected, designated or appointed such individual with a copy to the Company. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Manager or the resignation of a Manager in accordance with this Section 7.8 shall be filled solely by the action of the Member who previously elected, designated or appointed such individual in order to fulfill the Board composition requirements of Section 7.2(a).

Section 7.9 Fiduciary Duties. For the avoidance of doubt, no Member, in its capacity as Member of the Company or Manager, shall owe any fiduciary duty to the Company, to any other Member or any of their respective Affiliates, officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns. Other than the duty to act in accordance with the Administration Agreement, including the obligation to comply with the duties and standard of service set forth therein, the Administrative Agent shall not have any duties (fiduciary or otherwise) to the Company or to any Member.

Section 7.10 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by an officer or any other Person delegated by Prior Board Approval shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section 7.10 shall not be deemed to limit the liabilities and obligations of such Person to seek Prior Board Approval.

Section 7.11 Members’ Outside Transactions; Investment Opportunities.

(a) No Member or Manager shall be required to devote any fixed portion of its time to the activities and affairs of the Company and its Subsidiaries; provided, that each of PFLT and Hamilton Lane shall devote such time and effort as is reasonably necessary to diligently conduct the activities and affairs of the Company and its Subsidiaries.

(b) The Administrative Agent and its Affiliates manage, advise or administer other investment funds and other accounts and may manage, advise or administer additional funds and other accounts in the future, some of which may have similar mandates as the Company. The Administrative Agent and its Affiliates are subject to the provisions of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules, regulations and interpretations thereof, with respect to the allocation of investment opportunities among such other investment funds and other accounts and the Company. Neither the Administrative Agent nor its Affiliates shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(c) Subject to the foregoing provisions of this Section 7.11 and other provisions of this Agreement, each of the Members, the Managers, the Administrative Agent and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including the formation and management of other investment funds, with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

(d) No Member, in its capacity as Member of the Company, shall owe any duty (including any fiduciary duty) to the Company, to any other Member or any of their respective Affiliates, officers,

directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns (other than the duty of good faith and fair dealing).

Section 7.12 Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 7.12, each Person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, Administrative Agent, Manager, Partnership Representative or a representative, officer, director or employee thereof shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of bad faith, gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement), in which case such indemnification shall not cover such Loss to the extent resulting from such bad faith, gross negligence, fraud, intentional misconduct (or, in the case of the Administrative Agent, an intentional and willful material breach of its duties under the Administration Agreement). A Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder shall continue to be entitled to indemnity hereunder with respect to acts undertaken in such capacity. The rights granted pursuant to this Section 7.12 shall be contract rights to the indemnified Persons hereunder, and no amendment, modification or repeal of this Section 7.12 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any such amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 7.12 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud or intentional misconduct (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement). In addition, any Person entitled to indemnification under this Section 7.12 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b) The right to indemnification conferred in Section 7.12(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 7.12(a) who was, is or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 7.12 or otherwise; provided, further, that such advancement of expenses by the Company shall not be made to such Person in the event that the Proceeding involves a Member, the Administrative Agent or any of their respective Affiliates, on the one hand, and another Member, the Administrative Agent, or any of their respective Affiliates, on the other hand.

(c) The Company, with Prior Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member or the Administrative Agent or their respective representatives under Sections 7.12(a) and (b).

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 7.12 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 7.12 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e) The indemnification rights provided by this Section 7.12 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 7.12.

(f) The Administrative Agent shall promptly provide Hamilton Lane with written notice of any indemnification or advancements of fees and expenses to PFLT or any of its Affiliates or representatives pursuant to Section 7.12(a) or (b), as applicable.

(g) An indemnified party may also have certain rights to indemnification by its Affiliates and/or insurance provided by such Affiliates (the “Other Indemnitors”). The Company is the indemnitor of first resort (it being understood, for the avoidance of doubt, that the obligations of the Company hereunder to the indemnified parties are primary, and any obligation of the Other Indemnitors to advance expenses or to provide indemnification to the indemnified parties are secondary). The Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of advancements or other payments. The Company further agrees that no advancement or other payment by the Other Indemnitors on behalf of any indemnified party with respect to any claim for which such indemnified party has sought indemnification or advancement from the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancements or other payments. Nothing in the foregoing shall be deemed a limitation on an indemnified party’s right to indemnification.

Section 7.13 Partnership Representative.

(a) PFLT will serve as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (or any successor or similar provision of U.S. federal, state or local law) and a “designated individual” that is subject to the control of PFLT will be appointed by the Company through whom the partnership representative will act (individually and collectively referred to as the “Partnership Representative”). In such capacity, subject to the last sentence of this paragraph, the Partnership Representative shall have sole discretion to make or refrain from making any election or otherwise act on behalf of the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Partnership Representative on behalf of the Company as Partnership Representative shall be reimbursed by the Company. Each Member agrees to cooperate with the Partnership Representative and provide such information as may be reasonably requested by the Partnership Representative in relation to carrying out its responsibilities under Section 6223 of the Code (and the regulations promulgated thereunder). The Company agrees to indemnify the Partnership Representative and its agents and save and hold them harmless, from and in respect to all Losses incurred by the Partnership Representative in connection with or resulting from any claim, action, or demand against the Partnership Representative or the Company that arise out of or in any way relate to the Partnership Representative’s status as “partnership representative” of the Company. For the avoidance of doubt, the Partnership Representative shall not take any action requiring Prior Board Approval prior to such Prior Board Approval being obtained.

(b) If the Company is subject to any tax liability imposed under Subchapter C of Chapter 63 of the Code, as well as any related interest, penalties, or other charges or expenses (collectively, a “Tax Liability”), the Board (or the Partnership Representative, in consultation with the Board) shall allocate among the Members any Tax Liability in a manner it determines to be fair and equitable and the Capital Accounts hereunder by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to Members, taking into account any modifications attributable to a Member pursuant to Section 6225(c) of the Code and any similar state and local authority. To the extent that a portion of a Tax Liability for a prior tax year relates to a former Member, the Board (or the Partnership Representative, in consultation with the Board) may require a former Member to indemnify the Company for its allocable portion of such tax. Each Member acknowledges that, notwithstanding the Transfer or withdrawal of all or any portion of its interest in the Company, pursuant to this Section 7.13, it may remain liable for Tax Liabilities with respect to its allocable share of income and gain of the Company for the Company’s tax years (or portions thereof) prior to such Transfer or withdrawal, as applicable, under Subchapter C of Chapter 63 of the Code or any similar state or local provisions. Any Tax Liability that is payable by the Company shall, to the extent attributable to a Member’s (or a former Member’s) interest in the Company, be treated as distributed or otherwise paid to such Member in the same manner as a withholding tax. The Members acknowledge and agree that the Board or the Partnership Representative shall be permitted to take any actions to avoid Tax Liability being imposed on the Company or any of its Subsidiaries or Portfolio Companies under Subchapter C of Chapter 63 of the Code. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any Tax Liability incurred by the Company or such other Members with respect to income attributable to or distributions or other payments to such Member, except in the event such liability arises due to the Company’s bad faith, gross negligence, fraud or intentional misconduct (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement). Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, if requested by the Board, it shall provide an IRS Form W-9, the appropriate IRS Form W-8 or any other certificate or documentation, which, the Board reasonably determines, is necessary.

(c) Company Audits.

(i) The Partnership Representative shall (or with respect to any Applicable Entity other than the Company, PFLT shall cause the applicable general partner or other Affiliate thereof serving in a like capacity to) use commercially reasonable efforts to secure any reduction in any imputed underpayment within the meaning of Section 6225 of the Code, and for which any Applicable Entity has not made the election provided in Section 6226 of the Code, that is available by reason of a Member’s status (including by means of any procedures provided pursuant to Section 6225(c)(3) of the Code) and the Company shall apportion the benefit of any such reduction to such Member (or, with respect to any Applicable Entity other than the Company, the entity through which such Member directly or indirectly invests in such entity) pursuant to this Agreement (or, with respect to any Applicable Entity other than the Company, the applicable organizational documents of such Applicable Entity), provided that in no event shall the Partnership Representative be required to take any action under this paragraph to the extent the Partnership Representative determines such action could have an adverse impact on the Company, or any other Member (or, with respect to any Applicable Entity other than the Company, such Applicable Entity or its owners).

(ii) If the Company (or, with respect to any Applicable Entity other than the Company, the applicable general partner or other Affiliate thereof serving in a like capacity) determines, consistent with applicable legal or regulatory requirements to allocate the economic burden (including, but not limited to, the responsibility for funding or payment) of any liability for taxes, penalties, additions to tax or interest imposed on any Applicable Entity under Sections 6225 and 6232 of the Code, in whole or in part, to a Member (directly or indirectly), then the Company, as promptly as reasonably possible and, to the extent reasonably practicable, prior to payment of any tax, penalty, addition to tax, or interest, shall use commercially reasonable efforts to provide such Member with a written notice that sets forth the amount of the liability for taxes, penalties, additions to tax, and interest imposed on such Member, and if such notice cannot be provided prior to payment, to provide such notice as promptly as reasonably possible after such payment is made. Each of the Company and the Partnership Representative shall use its commercially reasonable efforts to provide such additional documentation and reasonable assistance to such Member as reasonably requested by such Member, at the Member’s expense, to permit such Member to oppose the imposition of such taxes, penalties, additions to tax, or interest by the IRS or to otherwise use any other reasonably available means to reduce such amount.

(iii) The Partnership Representative shall inform each Member as to the initiation of an audit of the Company’s tax affairs by the IRS. If an audit of any of the Company’s tax returns shall occur, neither the Company nor the Partnership Representative shall settle or otherwise compromise assertions of the auditing agent which may be materially adverse to the Members or their respective investors without first advising such Members in writing of the proposed action.

(iv) This Section 7.13(c) shall apply, to the extent applicable, to any substantively similar and material U.S. state and local tax audit regimes.

(d) Each Member’s obligation to comply with the requirements of this Section 7.13 shall survive such Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company, or the termination of this Agreement.

Article 8
TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 8.1 [RESERVED].

Section 8.2 Transfers by Members.

(a) Subject to the requirements of this Article 8, any portion of a Member’s membership interests may be Transferred with Prior Board Approval, provided that the Board shall not unreasonably withhold, delay or condition its consent to a Transfer by a Member to an Affiliate of such Member, and provided further that any transfer of membership interest must be accompanied by a transfer of a proportionate amount of the Secured Notes as set forth in Section 3.1(c) and any transfer of Secured Notes must likewise be accompanied by a proportionate transfer of membership interests.

(b) The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the Board, of all obligations (other than the Capital Commitment to the extent not transferred in such Transfer) and restrictions of the transferor in respect of the Transferred membership interests and execution of an instrument reasonably satisfactory to the Board whereby such transferee becomes a party to this Agreement.

Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(c) The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor). In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative (including, if applicable, any entity serving as the Member’s bankruptcy trustee, receiver, administrator, or similar role) or successor of such Member shall, upon written notice to the other Member of the happening, become a transferee of such Member’s interest, subject to all of the terms of this Agreement as then in effect.

(d) As additional conditions to the validity of any Transfer of a Member’s membership interests, such assignment shall not:

(i) violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii) cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to either Section 3(c)(1) or Section 3(c)(7) of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder;

(iii) cause the Company to be treated as a “publicly traded partnership” subject to tax as a corporation within the meaning of Section 7704 of the Code;

(iv) unless each of the other Members waives in writing the application of this clause (iv) with respect to such assignment (which any of the other Members may refuse to do in its absolute discretion), be to a Person which is an employment benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time; or

(v) cause the Company or the other Member to be in violation of, or effect an assignment to a Person that is in violation of, applicable law.

The non-Transferring Member may require reasonable evidence as to the foregoing, including, without limitation, an opinion of counsel reasonably acceptable to the non-Transferring Member. Any purported assignment as to which the conditions set forth in the foregoing clauses (i) through (v) are not satisfied shall be void ab initio. An assigning Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

Section 8.3 Withdrawal by Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign or withdraw from the Company without Prior Board Approval. The remaining Members may, in their sole discretion, cause the Company to distribute to the resigning or withdrawing Member the balance in its Capital Account on the date of such resignation or withdrawal. Upon the distribution to the resigning or withdrawing Member of the balance in such Member’s Capital Account, the resigning or withdrawing Member shall have no further rights with respect to the Company. Any Member resigning or withdrawing in contravention of this Section 8.3 shall indemnify, defend and hold harmless the Company and all other Members from and against any Losses suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.

Article 9
TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 9.1 Term. Except as provided in Section 9.2, the Company shall continue without dissolution until the tenth (10th) anniversary of the date of this Agreement (the “Term”); provided, however, that the Term may be extended at any time by the Board with Prior Board Approval.

Section 9.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the expiration of the Term;

(b) distribution of all assets of the Company;

(c) (i) the withdrawal of a Member of the Company pursuant to Section 8.2, or (ii) a bankruptcy, insolvency, dissolution or liquidation of a Member, or (iii) the making of an assignment for the benefit of creditors by a Member, or (iv) a default under Section 3.3 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.3, in each case of clauses (ii) through (iv) above unless resolved otherwise by the other Members;

(d) a determination by any regulatory agency to subject a Member’s participation in the Company to an accounting or reporting treatment or other consequence which such Member, in its sole discretion, determines to be materially adverse to it, a change in any accounting rule or guidance that would subject a Member’s participation in the Company to an accounting treatment or other consequence which such Member, in its sole discretion, determines to be materially adverse to it, or a change by any regulatory agency of any assent it may have granted which a Member, in its sole discretion, determines to be materially adverse to it, in each case at the election of such Member by providing written notice of such election to the other Member; or

(e) the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 9.3, as modified by said decree, shall govern the winding up of the Company’s affairs.

Section 9.3 Wind-down.

(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article 9 and the Act. The liquidation shall be conducted and supervised by the Board in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided, that in the case of a dissolution and winding up of the Company pursuant to Section 9.2(e), the Member that elects such dissolution and winding up may elect further, by written notice to the other Members, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Board would have during the term of the Company. In the case of a dissolution and winding up of the Company, subject to and without limiting any provision of this Agreement, the Members shall use commercially reasonable efforts to complete, and to cause the Company and the Administrative Agent to complete, the liquidation as set forth in this Section 9.3 within twelve (12) months from the date on which an event set forth in Section 9.3 becomes effective (which, if such liquidation has not been completed by such time, may be extended by Prior Board Approval for up to an additional twelve (12) months).

(b) From and after the date on which an event set forth in Section 9.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date and (ii) at the election of the Board. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c) Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by the Board, to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including contingent obligations) of the Company. A Member shall remain a member of the Company until all Investments are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d) Upon dissolution of the Company, final allocations of all items of Profit or Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i) To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board, in its reasonable judgment, deems necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii) To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board, in its reasonable judgment, deems necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(iii) To establish any reserves which the Board, in its reasonable judgment, deems necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iv) The balance, if any, to the Members in accordance with Section 6.1(b).

(e) Notwithstanding the foregoing, at any time following the end of the Term (a “Trigger Event”), PFLT (in such capacity, the “Electing Member”) may elect, by delivering a written notice to the other Members for a period of twenty (20) Business Days following the Trigger Event (an “Election Notice”), to purchase the other Member’s or Members’ Entire Interest and all of such other Member’s or Members’ Secured Notes or designate a third party (a “Third-Party Purchaser”) to effect such purchase, in either case, at a purchase price equal to the sum of (i) the net asset value of the Entire Interest, and (ii) the value of the remaining principal and accrued interest of all of such other Member’s or Members’ Secured Notes, each calculated in accordance with the Company’s valuation guidelines pursuant to Section 10.5 (the “Purchase Price”); provided that either Member may elect, by providing written notice to the other

Member or Members, that the net asset value of the Entire Interest to be transferred pursuant to the foregoing clause (i) shall be determined by a third-party valuation agent mutually acceptable to PFLT and Hamilton Lane and engaged by the Company in accordance with the Company’s then applicable valuation guidelines pursuant to Section 10.5 and, in such case, the third-party valuation agent’s determination of the Purchase Price payable in respect of Entire Interest shall be binding on the Members absent fraud or manifest error. Each Member hereby agrees to sell its Entire Interest and all of such Member’s Secured Notes to the Electing Member or the Third-Party Purchaser at the Purchase Price and other terms agreed by the parties in good faith if the Election Notice is timely made by the Electing Member. If the Electing Member or the Third-Party Purchaser does not purchase the other Member’s or Members’ Entire Interest and all of such other Member’s or Members’ Secured Notes within sixty (60) Business Days after the delivery of the Election Notice, then the Electing Member’s purchase right contemplated by this Section 9.3(e) shall terminate and the other Members shall have no obligation to sell their Entire Interest and Secured Notes to the Electing Member or the Third-Party Purchaser.

(f) In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 9.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, each other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(g) Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 9.3, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

Article 10
ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 10.1 Books and Accounts.

(a) Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b) All Company funds shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Prior Board Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Prior Board Approval from time to time.

Section 10.2 Financial Reports; Tax Return.

(a) The Company shall engage an independent certified public accountant selected and approved by Prior Board Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. The accountant for the Company shall initially be RSM US LLP. The Company shall cause the Administrative Agent to deliver, by any of the methods described in Section 12.6, to each Member and to each former Member who withdrew during such fiscal year:

(i) quarterly details of the net asset value of the Company within forty-five (45) days after the end of each fiscal quarter of each fiscal year;

(ii) unaudited financial information within 45 days after the end of the first three (3) fiscal quarters of each fiscal year, together with a schedule of investments setting forth each Investment by the Company and each of its Subsidiaries as of the end of such fiscal quarter and its value as of such date determined in accordance with Section 10.5; and

(iii) audited financial information within ninety (90) days after the end of each fiscal year, together with a schedule of investments setting forth each Investment held by the Company and each of its Subsidiaries as of the end of such fiscal year and its value as of such date determined in accordance with Section 10.5.

(b) The Members shall cause the Administrative Agent to prepare and timely file after the end of each tax year of the Company all U.S. federal and state income tax returns of the Company for such tax year. As soon as practicable, but no later than one hundred and twenty (120) days after the end of each tax year of the Company, the Company shall cause the Administrative Agent to deliver, by any of the methods described in Section 12.6, to each Member and to each former Member who withdrew during such tax year, to the extent that the requisite information is then available, a IRS Form 1065, Schedule K-1 (and state equivalents) for such Member with respect to such tax year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such tax year and the amount of such Member’s Capital Account determined in accordance with Section 4.1 at the end of such tax year. For purposes of this Section 10.2, a Member’s distributive share of Company items of Profit or Loss shall mean an amount equal to such Member’s distributive share of the Company’s taxable income or loss for a tax year (or portion of such tax year), determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the corresponding adjustments required to be made to such Member’s Capital Account in accordance with the capital accounting maintenance rules of Section 704 of the Code and Treasury Regulations Sections 1.704-1 and 1.704-2, as appropriate.

(c) As soon as practicable, but in no event later than forty-five (45) days after the end of each of the first three fiscal quarters of a fiscal year, the Company shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 12.6, to each Member (i) unaudited financial information (to include a statement of assets and liabilities, statement of operations and statement of cash flows) with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which such Member participates, including both the cost and the valuation of such securities as determined pursuant to Section 10.5, and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.

Section 10.3 Tax Elections.

(a) The Company shall timely and properly make an election pursuant to Section 754 of the Code for its first taxable year and shall not revoke such election for any subsequent year without the prior written consent of each Member. The Company may, by Prior Board Approval, but shall not be required to, make (i) any election pursuant to the provisions of Section 1045 of the Code, or (ii) any other election required or permitted to be made by the Company under the Code.

(b) Each Member agrees to furnish to the Board such information as may be required for the Company to comply with any tax accounting, withholding or reporting obligations, including any obligation to make any mandatory basis adjustments to Company property pursuant to Section 754 of the Code

Section 10.4 Confidentiality.

(a) Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the Members, their respective investment Advisers, the Administrative Agent or their respective Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that:

(i) each of PFLT and Hamilton Lane may disclose (A) any such information as may be required by law in connection with its filings with the SEC and (B) the names of borrowers of loans made by the Company and summaries of such loan transactions in any marketing materials of PFLT and its Affiliates or Hamilton Lane and its Affiliates, as applicable; and

(ii) any Member may provide financial statements, tax returns and other information contained therein: (A) to such Member’s general partner, investment manager and investment adviser, accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (B) to bona fide potential transferees of such Member’s Entire Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (C) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (D) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (E) in order to enforce rights under this Agreement.

(b) Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the Members, their respective investment Advisers, the Administrative Agent or their respective Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Members, their respective investment Advisers, the Administrative Agent, or their respective Affiliates. Without limitation to the foregoing, no party shall engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information.

Section 10.5 Valuation.

(a) Valuations shall be made as of the end of each fiscal quarter and upon liquidation of the Company by the Administrative Agent in accordance with the following provisions and the Company’s valuation guidelines then in effect (which shall be consistent with PFLT’s valuation guidelines then in effect).

(i) Within thirty (30) days after the date as of which a valuation is to be made, the Administrative Agent shall deliver to the Board a report as to the recommended valuation as of such date, and provide such Persons with a reasonable opportunity to request information and to provide comments with respect to the report.

(ii) Liabilities of the Company shall be taken into account at the amounts at which they are carried on the books of the Company, and provision shall be made in accordance with GAAP for contingent or other liabilities not reflected on such books and, in the case of the liquidation of the Company, for the expenses (to be borne by the Company) of the liquidation and winding up of the Company’s affairs.

(iii) No value shall be assigned to the Company name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b) All valuations shall be made by the Administrative Agent in accordance with this Section 10.5 shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

Article 11

POWER OF ATTORNEY

Section 11.1 Power of Attorney. The Company hereby irrevocably constitutes and appoints the Administrative Agent as the Company’s true and lawful agent and attorney-in-fact, with full power and authority, in the Company’s name, place and stead, to make, execute and acknowledge, deliver, file and record any documents contemplated to be so executed, acknowledged, delivered, filed or recorded on behalf of the Company pursuant to the Administration Agreement and duly authorized hereunder. The foregoing power of attorney is coupled with an interest and such grant such be irrevocable so long as the Administrative Agent shall serve in such capacity. Each Member hereby consents to such power of attorney.

Article 12
MISCELLANEOUS PROVISIONS

Section 12.1 Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Delaware in the county of Wilmington and of the U.S. District Court for the District of Delaware.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.2 Other Documents. The Members agree to execute such instruments and documents as may be required by law or which a Member deems necessary or appropriate to carry out the intent of this Agreement.

Section 12.3 Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.

Section 12.4 Non-Consolidation. It is intended that the Company’s assets will not be consolidated with the assets of either Member or their Affiliates. The structure and governance of the Company are subject to change to the extent necessary to ensure such non-consolidation on an ongoing basis and the parties hereto agree to use commercially reasonable efforts to amend this Agreement and to take such other reasonable actions to the extent necessary to ensure such non-consolidation on an ongoing basis, unless waived by the applicable Member at such time.

Section 12.5 Waivers.

(a) No waiver of the provisions hereof shall be valid unless in writing and then only to the extent set forth in such writing. Any right or remedy of the Members hereunder may be waived by Prior Board Approval, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and the waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any other occasion.

(b) Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by the Members, and any such approval or consent shall be binding on all Members.

Section 12.6 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Member List, or to such other address as any Member may designate by written notice to the Company. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, on the date on sent (without notice of delivery failure); provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 12.6 shall not prohibit the giving of written notice in any other manner; however, any such written notice shall be deemed given only when actually received.

Section 12.7 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

(e) The word “or” shall be disjunctive but not necessarily exclusive.

(f) References in this Agreement to Articles, Sections and Schedules are intended to refer to Articles, Sections and Schedules of this Agreement unless otherwise specifically stated.

(g) Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

(h) Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

(i) Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person.

Section 12.8 Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.

Section 12.9 Legal Counsel. Schedule C is incorporated by reference herein.

Section 12.10 Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members.

Section 12.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 12.12 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 12.13 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 12.14 Entire Agreement. Except as provided in this Section 12.14, this Agreement and the Subscription Agreements constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein or the provisions of any Subscription Agreement, it is hereby acknowledged and agreed that PFLT, on the one hand, and HL Scope RIC or its transferees, on the other hand, without the approval of the Company or Prior Board Approval, may enter into a side letter or similar agreement which has the effect of establishing rights under, or altering or supplementing the terms of this Agreement or of any Subscription Agreement. The parties hereto agree that any terms contained in any such side letter or similar agreement with a Member shall govern with respect to such Member notwithstanding anything to the contrary contained in this Agreement or in the provisions of such Member’s Subscription Agreement.

[Remainder of this page intentionally left blank. Signatures appear on next page.]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

PENNANTPARK FLOATING RATE CAPITAL LTD.

By:	/s/ Jeffrey S. Sion
Name: Jeffrey S. Sion
Title: Authorized Signatory

HL SCOPE RIC LLC

By:	/s/ Adam B. Shane
Name: Adam B. Shane
Title: Assistant Secretary

[Signature Page to PennantPark Senior Secured Loan Fund II LLC Amended & Restated Limited Liability Company Agreement]

Schedule A

Capitalization

(as of the Effective Date)

Member	Capital Commitments	Capital Contribution	Additional Capital Contributions	Proportionate Share
PFLT
PennantPark Floating Rate Capital Ltd.	$45,000,000	-	-	75%
Hamilton Lane
HL SCOPE RIC LLC	$15,000,000	-	-	25%

Schedule B

Prior Board Approval

1. Prior Board Approval shall be required for the Company or any Subsidiary to do any of the following.

(i) any initial or follow-on investment in loans or other assets consistent with this Agreement (other than amounts invested pursuant to a binding obligation previously approved by the Board (i.e., to fund a draw-down on an approved revolving loan), which will not require further Board action);

(ii) any sale, transfer or other disposal of any Investment of the Company or any Subsidiary;

(iii) incurring, prepaying, refinancing, guaranteeing or materially altering any indebtedness of the Company or any Subsidiary;

(iv) issuing any additional membership interests in the Company or any subsidiary or offering to repurchase any outstanding equity securities issued by the Company or any Subsidiary;

(v) commencing any liquidation, dissolution or voluntary bankruptcy, administration, insolvency proceeding, recapitalization or reorganization of the Company or its Subsidiaries in any form of transaction, commencing any arrangement with creditors, or consenting to entry of an order for relief in an involuntary case, or converting an involuntary case to a voluntary case, or consenting to any plan of reorganization in any involuntary or voluntary case, or consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seeking the protection of any applicable bankruptcy or insolvency law;

(vi) modifying or waiving any provision of the organizational documents of the Company or any Subsidiary;

(vii) merging, consolidating, recapitalizing, disposing assets, or reorganizing the Company or any Subsidiary;

(viii) organizing, acquiring an interest in, or transferring or otherwise disposing of an interest in, any Subsidiary or any other investment or financing vehicle, or materially modifying or waiving the terms thereof;

(ix) changing the auditors of the Company or, if applicable, any Subsidiary;

(x) executing, terminating or materially amending any material contract or other arrangement of the Company or any of its Subsidiaries not entered into in the ordinary course of business (including each contract and arrangement with any valuation provider, loan administrator, investment banking firm, financial institution or law firm);

(xi) distributing cash or other assets to the Members;

(xii) guaranteeing or otherwise becoming liable for, the obligations of other Persons, including Portfolio Companies;

(xiii) materially changing the business of the Company or Subsidiaries from its respective current business or entering into any line of business other than existing or related lines of business;

(xiv) making, changing or rescinding any tax election (other than making an election pursuant to Section 754 of the Code);

(xv) settling or compromising with respect to any tax audit, claim, deficiency notice, suit or other proceeding relating to taxes; making a request for a written ruling to any tax authority; or entering into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

(xvi) determining the fair market value of any property contributed to the capital of the Company by a Member;

(xvii) retaining any cash that would otherwise be available for distribution pursuant to Article 6.

(xviii) materially modifying or waiving the terms of any Investment which results in: (a) a waiver or forbearance related to a payment default, (b) the exchange of securities, (c) the forgiveness of principal or (d) an extension of maturity or increase in principal (other than funding of Investments pursuant to commitments previously approved by Prior Board Approval);

(xix) except as may be otherwise expressly provided for in this Agreement, the making of any request that the Members make additional Capital Contributions to the Company;

(xx) issuing any interests, any options, rights or warrants to acquire interests or any security convertible into or exercisable or exchangeable for an interest, or any equity interest in a Subsidiary of the Company, any options, rights or warrants to acquire any equity interest in a Subsidiary of the Company or any security convertible into or exercisable or exchangeable for any equity interest in a Subsidiary of the Company;

(xxi) redeeming, repurchasing, retiring, combining, splitting or reclassifying of interests in the Company or any redemption or repurchase of any debt securities not required by the terms of such debt securities, commitments or contingencies of the Company;

(xxii) entering into any strategic transaction, including any joint venture, investment, recapitalization, reorganization or acquisition of any securities or assets of another Person, whether in a single transaction or series of related transactions;

(xxiii) initiating material litigation or similar proceedings, filing or responding to dispositive motions (including but not limited to any motion to dismiss, motion for summary judgment, motion for summary adjudication or demurrer) with respect to any material litigation, or compromising or settling any lawsuit or administrative matter where the amount that the Company or any of its Subsidiaries could be required to pay individually or in the aggregate pursuant to such compromise or settlement could reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries;

(xxiv) determining a period to allocate Profit or Loss among the Members pursuant to Section 4.1(b);

(xxv) except as otherwise expressly agreed, enforcing the terms of, exercising any right or remedy under, terminating pursuant to its terms or modify or waiving the terms of: (i) the Administration Agreement and (ii) any other agreement by and between or among PFLT or any of its Affiliates, on the one hand, and the Company or any Subsidiary, on the other;

(xxvi) taking any action or decision which pursuant to any provision of this Agreement requires Prior Board Approval;

(xxvii) retaining a new Administrative Agent, or modifying or waiving any provision of the Administration Agreement or terminating the Administration Agreement; provided a Non-Defaulting Member may, in the name and on behalf of the Company and without Prior Board Approval, terminate the Administrative Agent at any time following the occurrence of Disabling Conduct (as defined in the Administration Agreement) with respect to the Administrative Agent;

(xxviii) other than the Administration Agreement, entering into any transactions with Members or other affiliates, other than on an arm’s-length basis; or

(xxix) adopting or changing any material accounting principle or policy accounting method.

For the avoidance of doubt, Prior Board Approval shall be required for all matters set forth in Section 1 of this Schedule B.

2. Each Member and each Manager may, in the name of and on behalf of the Company, do all things which it deems necessary, advisable or appropriate to make investment opportunities available to the Company, to carry out and implement matters approved by Prior Board Approval and to carry out the activities of the Company, including:

(i) executing and delivering all agreements, amendments and other documents and exercise and perform all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

(ii) executing and delivering other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by Prior Board Approval which are necessary, advisable or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

(iii) taking any and all other acts delegated to such Member or Manager by this Agreement or by Prior Board Approval; provided that if such acts require Prior Board Approval, such Prior Board Approval has been obtained.

3. For the avoidance of doubt, Prior Board Approval, to the extent required, will be deemed to have been given to the extent of any standing order approved by Prior Board Approval covering the matter at issue

4. The Administrative Agent may vote and consent, in its sole discretion, on behalf of the Company on (i) matters for which the Company may vote as an owner of loans; provided, however, that the Administrative Agent may not vote or consent on any of the specified matters set forth in this Schedule B without Prior Board Approval, including but not limited to:

(i) extending or increasing the commitments of the Company in any Investment;

(ii) amending or waiving any payment or materially modifying any term, including mandatory prepayments;

(iii) waiving any event of default under an underlying credit agreement arising as a result of any payment breach or bankruptcy or insolvency event;

(iv) reducing the principal of, or rate of interest on, any Investment (other than the waiver of default interest)

(v) subordinating obligations under (or the liens securing) any Investment of the Company; and

(vi) releasing all or substantially all of the collateral securing, or guarantees supporting, any Investment.

Schedule C

Legal Counsel

PFLT has engaged Dechert LLP (“Dechert”) as legal counsel to the Company and PFLT. Moreover, Dechert has previously represented or concurrently represents the interests of the Company, PFLT or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Dechert’s representation of the Company and PFLT in the preparation of this Agreement; and (ii) acknowledges that Dechert has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Dechert may be precluded from representing the Company or PFLT (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Schedule C shall preclude the Company from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Schedule C to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Annex A

Subscription Agreement

Annex B

Administrative Services